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                                   Exhibit 11

                   CITIZENS FIRST BANCORP, INC. AND SUBSIDIARY
                         COMPUTATION OF PER SHARE INCOME

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(dollars in thousands, except per share amounts)                 For the Three Months
                                                                    Ended March 31
                                                                  1994           1993
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Income

   Income before extraordinary credit and change
     in accounting principle                                   $ 8,739        $ 7,691
   Less:  Preferred cash dividend requirements                      42             44
1. Amount applicable to common shares - primary                $ 8,697        $ 7,647

   Income before cumulative effect of change in
     accounting principle                                      $ 8,739        $ 7,691
   Plus:  Interest on convertible debentures, net
     of federal income tax                                         208            212
2. Amount applicable to common shares - fully diluted          $ 8,947        $ 7,903

   Net income                                                  $ 8,739        $14,859
   Less:   Preferred cash dividend requirements                     42             44
3. Amount applicable to common shares - primary                $ 8,697        $14,815

   Net income                                                  $ 8,739        $14,859
   Plus:   Interest on convertible debentures, net
     of federal income tax                                         208            212
4. Amount applicable to common shares - fully diluted          $ 8,947        $15,071


Number of Shares

   Weighted average common shares issued                    50,022,844     49,968,010
   Less:   Average shares held in the treasury                 146,690        146,690
   Plus:   Average common share equivalent - primary           354,240        214,519
5. Average primary shares                                   50,230,394     50,035,839
   Plus:  Average preferred converted to common shares         591,000        613,036
          Average debentures converted to common shares      1,863,591      1,863,591
          Average common share equivalent - fully diluted          881        115,786
6. Average fully diluted shares                             52,685,866     52,628,252

Income Per Common Share

   Primary
    Income before cumulative effect of change in
      accounting principle (line 1 divided by line 5)             $.17           $.15
    Net income (line 3 divided by line 5)                          .17            .30
   Fully diluted
    Income before cumulative effect of change in
      accounting principle (line 2 divided by line 6)              .17            .15
    Net income (line 4 divided by line 6)                          .17            .29

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